QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Metabolix, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

April 21, 2014

Dear Stockholder:

        You are cordially invited to attend the 2014 Annual Meeting of Stockholders of Metabolix, Inc. to be held on Tuesday, May 20, 2014, at 9:30 a.m., Eastern time, at the offices of Goodwin Procter LLP at Exchange Place, 53 State Street, Boston, MA 02109. Directions to the location of the Annual Meeting can be found at http://ir.metabolix.com/index.cfm.

        At this Annual Meeting, you will be asked to elect two Class II Directors for three-year terms, to approve our executive compensation by non-binding advisory vote ("say-on-pay"), and to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014. The Board of Directors unanimously recommends that you vote FOR the election of the director nominees, FOR the approval of executive compensation, and FOR the ratification of the appointment of PricewaterhouseCoopers LLP.

        Details regarding the matters to be acted upon at this Annual Meeting appear in the accompanying proxy statement. Please give this material your careful attention.

        Whether or not you plan to attend the Annual Meeting, we urge you to complete, sign, date and mail promptly the enclosed proxy which is being solicited on behalf of the Board of Directors so that your shares will be represented at the Annual Meeting. A return envelope which requires no postage if mailed in the United States is enclosed for that purpose. You need to vote in accordance with the instructions listed on the proxy card. If shares are held in a bank or brokerage account, you may be eligible to vote electronically or by telephone. Please refer to the enclosed voting instruction form for instructions. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                      Very truly yours,

                      JOSEPH SHAULSON
                       President and Chief Executive Officer

METABOLIX, INC.

21 Erie Street
Cambridge, Massachusetts 02139
(617) 583-1700

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2014

To the Stockholders of Metabolix, Inc.:

        The 2014 Annual Meeting of Stockholders of Metabolix, Inc., a Delaware corporation, will be held on Tuesday, May 20, 2014, at 9:30 a.m., Eastern time, at the offices of Goodwin Procter LLP at Exchange Place, 53 State Street, Boston, MA 02109, for the following purposes:

  1.
  To elect two (2) Class II Directors, nominated by the Board of Directors, to the Board of Directors, each to serve for a three-year term and until his successor has been duly elected and qualified or until his earlier death, resignation or removal;

  2.
  To approve, by non-binding advisory vote, the compensation of our named executive officers;

  3.
  To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014; and

  4.
  To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

        Proposal 1 relates solely to the election of two (2) Class II Directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including without limitation the election of directors nominated by any stockholder of the Company.

        Only stockholders of record at the close of business on March 24, 2014, are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

        All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, we urge you, whether or not you plan to attend the Annual Meeting, to complete, sign, date and mail promptly the enclosed proxy which is being solicited on behalf of the Board of Directors so that your shares will be represented at the Annual Meeting. A return envelope which requires no postage if mailed in the United States is enclosed for that purpose. You need to vote in accordance with the instructions listed on the proxy card. If shares are held in a bank or brokerage account, you may be eligible to vote electronically or by telephone. Please refer to the enclosed voting instruction form for instructions. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card.

                      By Order of the Board of Directors,

                      SARAH P. CECIL
                      Secretary

Cambridge, Massachusetts
April 21, 2014

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS SO THAT YOUR SHARES WILL BE REPRESENTED AT THE ANNUAL MEETING. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE. YOU NEED TO VOTE IN ACCORDANCE WITH THE INSTRUCTIONS LISTED ON THE PROXY CARD. IF SHARES ARE HELD IN A BANK OR BROKERAGE ACCOUNT, YOU MAY BE ELIGIBLE TO VOTE ELECTRONICALLY OR BY TELEPHONE. PLEASE REFER TO THE ENCLOSED VOTING INSTRUCTION FORM FOR INSTRUCTIONS.

IN ACCORDANCE WITH OUR SECURITY PROCEDURES, ALL PERSONS ATTENDING THE ANNUAL MEETING MAY BE REQUIRED TO PRESENT PICTURE IDENTIFICATION.

METABOLIX, INC.

21 Erie Street
Cambridge, Massachusetts 02139

PROXY STATEMENT
For the Annual Meeting of Stockholders
To Be Held on May 20, 2014

April 21, 2014

        Proxies in the form enclosed with this Proxy Statement are solicited by the Board of Directors of Metabolix, Inc., a Delaware corporation ("Metabolix" or the "Company"), for use at the Annual Meeting of Stockholders of Metabolix to be held on Tuesday, May 20, 2014, at 9:30 a.m., Eastern time, or at any adjournments or postponements thereof (the "Annual Meeting") at the offices of Goodwin Procter LLP at Exchange Place, 53 State Street, Boston, MA 02109. Directions to the location of the Annual Meeting are available at http://ir.metabolix.com/index.cfm. An Annual Report to Stockholders, containing financial statements for the fiscal year ended December 31, 2013, is being mailed together with this proxy statement to all stockholders entitled to vote at the Annual Meeting. This Proxy Statement and the form of proxy were first sent or given to stockholders on or about April 21, 2014.

        The purpose of the Annual Meeting is to elect two Class II Directors for three-year terms, to approve, by non-binding advisory vote, executive compensation, and to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014. Only stockholders of record at the close of business on March 24, 2014 (the "Record Date") will be entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, 34,889,055 shares of common stock, $0.01 par value per share, of the Company ("Common Stock") were issued, outstanding and entitled to vote.

VOTING

        The holders of Common Stock are entitled to one vote per share on any proposal presented at the Annual Meeting. Stockholders may vote in person or by proxy. Stockholders may vote by proxy by completing, signing, dating and returning the accompanying proxy card in the postage-prepaid envelope enclosed for that purpose in accordance with the instructions listed on the proxy card. Execution of a proxy will not in any way affect a stockholder's right to attend the Annual Meeting and vote in person.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before the taking of the vote at the Annual Meeting. Proxies may be revoked by (1) filing with the Secretary of Metabolix, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (2) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Metabolix, in accordance with the instructions listed on the proxy card, before the taking of the vote at the Annual Meeting, or (3) if shares are held in a bank or brokerage account and if eligible, by transmitting a subsequent vote over the Internet or by telephone, or (4) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to Metabolix, Inc., 21 Erie Street, Cambridge, MA 02139, Attention: Secretary, so as to be delivered before the taking of the vote at the Annual Meeting.

        If your shares are held by a broker on your behalf (that is, in "street name"), you may be required to present an account statement or letter from your bank or brokerage firm showing that you are the beneficial owner of the shares as of the Record Date in order to be admitted to the meeting on May 20, 2014. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy from the holder of record.

        The persons named as attorneys-in-fact in the proxies, Joseph Shaulson and Joseph D. Hill, were selected by the Board of Directors and are officers of the Company. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted by such persons at the Annual Meeting as stated below. When a choice has been specified on the proxy with respect to a matter, the shares represented by the proxy will be voted in accordance with the specifications. If a proxy is submitted without giving voting instructions, such shares will be voted:

  •
  FOR election of the director nominees,

  •
  FOR the non-binding advisory approval of the compensation of our named executive officers,

  •
  FOR the ratification of the appointment of PricewaterhouseCoopers LLP, and

  •
  as the persons named as proxies may determine in their discretion with respect to any other matters properly presented at the meeting.

        The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

        If your shares are held in street name, and you do not instruct the broker as to how to vote your shares on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014, the broker may exercise its discretion to vote for or against that proposal. If, however, you do not instruct the broker as to how to vote your shares on Proposal 1 (the election of directors) or Proposal 2 ("say-on-pay"), the broker may not exercise discretion to vote for or against that proposal. This would be a "broker non-vote" and these shares will not be counted as having been voted on that proposal. Please vote your proxy so your vote can be counted.

        Proposal 1: Election of Directors.    Directors are elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting. The two nominees who receive the highest number of affirmative votes of the shares present or represented and voting on the election of directors at the Annual Meeting will be elected to the Board of Directors. Any stockholder submitting a proxy has the right to withhold authority to vote for any individual nominee to the Board by checking the box "For All Except" and marking the nominee's name in the space provided on the proxy card. Shares present or represented and not so marked as to withhold authority to vote for a particular nominee will be voted

FOR that nominee and will be counted toward such nominee's achievement of a plurality. Shares present at the meeting or represented by proxy where the stockholder properly withholds authority to vote for such nominee in accordance with the proxy instructions will not be counted toward such nominee's achievement of plurality.

        Proposal 2: Executive Compensation.    Approval of the non-binding advisory proposal regarding the compensation of our named executive officers requires the affirmative vote of the majority of the votes cast on the proposal at the Annual Meeting. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of this proposal. Because your vote on this proposal is advisory, it will not be binding on us or the Board of Directors. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation, as it deems appropriate.

        Proposal 3: Ratification of Independent Registered Public Accounting Firm.    The affirmative vote of a majority of the shares of common stock cast by the stockholders present in person or represented by proxy at the Annual Meeting is required to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014. Shares voted to abstain are included in the number of shares present or represented and voting on Proposal 3.

        Other Matters.    The Board knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, the affirmative vote of the majority of shares present, in person or represented by proxy, and voting on that matter is required for approval and all such shares represented by proxies received by the Board will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies. Shares voted to abstain are included in the number of shares present or represented and voting on each matter.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The proxy statement and annual report to stockholders are available for viewing, printing and downloading at http://ir.metabolix.com/index.cfm.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 24, 2014: (i) by each person known to us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock; (ii) by each of our directors and nominees; (iii) by each of our named executive officers; and (iv) by all of our directors and executive officers as a group. Unless otherwise noted below, the address of each person listed on the table is c/o Metabolix, Inc., 21 Erie Street, Cambridge, Massachusetts 02139.

Beneficial Owner	Shares of Common Stock(1)	Options Exercisable Within 60 Days(2)	Total Shares Beneficially Owned	Percentage of Outstanding Shares(3)
5% Stockholders:
Jack W. Schuler(4) 28161 North Keith Drive Lake Forest, Illinois 60045	5,040,695		5,040,695	14.4%
FMR LLC(5) Edward C. Johnson 3rd 82 Devonshire Street Boston, MA 02109	2,937,599		2,937,599	8.4%
Directors, Nominees and Named Executive Officers:
Peter N. Kellogg	—	105,000	105,000	*
Celeste Beeks Mastin	—	55,000	55,000	*
Oliver P. Peoples(6)	383,320	471,128	854,448	2.4%
Joseph Shaulson(7)	250,000	—	250,000	*
Anthony J. Sinskey(8)	359,346	105,000	464,346	1.3%
Matthew Strobeck(9)	835,614	55,000	890,614	2.5%
Robert L. Van Nostrand	20,000	105,000	125,000	*
Richard P. Eno(10)	35,763	526,875	562,638	1.6%
Joseph D. Hill(11)	15,135	246,561	261,696	*
Johan van Walsem(12)	49,029	302,187	351,216	1.0%
Lynne H. Brum(13)	22,498	38,125	60,623	*
All Directors and executive officers as a group (11 persons)(14)	1,953,347	1,704,647	3,657,994	10.0%

*
less than 1%.

(1)
Beneficial ownership, as such term is used herein, is determined in accordance with Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934, as amended, and includes voting and/or investment power with respect to shares of our Common Stock. Unless otherwise indicated, the named person possesses sole voting and investment power with respect to the shares.

(2)
Consists of shares of Common Stock subject to stock options held by the person that are currently exercisable or exercisable within 60 days after March 24, 2014.

(3)
Percentages of ownership are based upon 34,889,055 shares of Common Stock issued and outstanding as of March 24, 2014. Shares of Common Stock that may be acquired pursuant to options that are exercisable within 60 days after March 24, 2014 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for the percentage ownership of any other person.

(4)
Information regarding Mr. Schuler is based solely on a Schedule 13G/A filed with the SEC on January 23, 2012. According to such Schedule 13G/A, Mr. Schuler reported sole voting and dispositive power as to 3,124,876 shares and shared voting and dispositive power as to 1,915,819 shares.

(5)
Information regarding FMR LLC is based solely on a Schedule 13G/A filed with the SEC on February 14, 2014. According to such Schedule 13G/A, FMR LLC and Edward C. Johnson 3rd reported sole voting power as to 18,200 of the shares and sole dispositive power as to all of the shares.

(6)
Includes 17,032 shares held for Dr. Peoples in the Company's 401(k) plan.

(7)
Consists of 250,000 shares of Common Stock purchased by Mr. Shaulson pursuant to his employment contract, subject to a holding period that will expire upon the earliest of: (i) January 28, 2015; (ii) a Change of Control of the Company (as defined in Mr. Shaulson's employment contract); (iii) Mr. Shaulson's resignation from employment for any reason; or (iv) the termination of his employment by the Company without Cause (also as defined in his employment contract).

(8)
Includes 49,346 shares owned by Dr. Sinskey's spouse and 10,000 shares owned by a trust over which Dr. Sinskey may be deemed to share voting and investment power. Dr. Sinskey disclaims beneficial ownership of such shares.

(9)
Includes 89,695 shares held by Dr. Strobeck's spouse as custodian for their children. Dr. Strobeck disclaims beneficial ownership of these shares. Also includes 40,919 shares held indirectly by a trust for the benefit of Dr. Strobeck's children. Dr. Strobeck is a trustee of the trust. He disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in them.

(10)
Includes 15,763 shares held for Mr. Eno in the Company's 401(k) plan.

(11)
Includes 15,135 shares held for Mr. Hill in the Company's 401(k) plan.

(12)
Includes 17,029 shares held for Mr. van Walsem in the Company's 401(k) plan.

(13)
Includes 12,498 shares held for Ms. Brum in the Company's 401(k) plan.

(14)
Includes a total of 95,362 shares held for executive officers, including named executive officers, in the Company's 401(k) plan.

 PROPOSAL 1
ELECTION OF DIRECTORS
Nominees

        The Company's Board of Directors currently consists of seven (7) members. The Board of Directors has fixed the number of directors, as of the date of the Annual Meeting, at seven (7). The Company's amended and restated certificate of incorporation divides the Board of Directors into three classes. One class is elected each year for a term of three years and until their successors have been duly elected and qualified, or until their earlier death, resignation or removal. The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Oliver P. Peoples and Joseph Shaulson, and recommends that each be elected to the Board of Directors as a Class II Director, each to hold office until the annual meeting of stockholders to be held in the year 2017 and until his successor has been duly elected and qualified or until his earlier death, resignation or removal. Both of the nominees are Class II Directors whose terms expire at this Annual Meeting. The Board of Directors is also composed of (i) two Class III Directors (Anthony J. Sinskey, Sc.D., and Matthew Strobeck, Ph.D.), whose terms expire at the annual meeting of stockholders to be held in 2015, and (ii) three Class I Directors (Peter N. Kellogg, Celeste Beeks Mastin and Robert L. Van Nostrand), whose terms expire at the annual meeting of stockholders to be held in 2016. Mr. Van Nostrand serves as the Chairman of the Board of Directors.

        The Board of Directors knows of no reason why either of the nominees would be unable or unwilling to serve, but if either nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board of Directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.

Recommendation of the Board

The Board of Directors unanimously recommends that you vote "FOR" the nominees listed below.

        The following table sets forth the nominees to be elected at the Annual Meeting and the continuing directors, the year each such nominee or director was first elected a director, the positions with the Company currently held by each such nominee or director, the year each nominee's or continuing director's current term will expire, and each nominee's and continuing director's current class:

Nominee's or Director's Name	Year First Became Director	Position(s) with the Company	Year Current Term Will Expire	Current Director Class
Nominees for Class II Directors:
Oliver P. Peoples, Ph.D.	1992	Chief Scientific Officer, Director	2014	II
Joseph Shaulson	2013	President, Chief Executive Officer, Director	2014	II
Continuing Directors:
Anthony J. Sinskey, Sc.D.	1992	Director	2015	III
Matthew Strobeck, Ph.D.	2006	Director	2015	III
Peter N. Kellogg	2007	Director	2016	I
Celeste Beeks Mastin	2012	Director	2016	I
Robert L. Van Nostrand	2006	Director	2016	I

 DIRECTORS AND EXECUTIVE OFFICERS

        The Company's executive officers are appointed on an annual basis by, and serve at the discretion of the Board. Each executive officer is a full-time employee of Metabolix. The following table sets forth the directors and executive officers of the Company, their ages, and the positions currently held by each such person with the Company as of the date of this proxy statement:

Name	Age	Position
Peter N. Kellogg(1)	58	Director
Celeste Beeks Mastin(2)(3)	45	Director
Oliver P. Peoples, Ph.D.	56	Chief Scientific Officer, Director
Joseph Shaulson	48	President and Chief Executive Officer, Director
Anthony J. Sinskey, Sc.D.(2)(3)	74	Director
Matthew Strobeck, Ph.D.(1)	41	Director
Robert L. Van Nostrand(1)(2)	57	Chairman of the Board, Director
Joseph D. Hill	51	Chief Financial Officer and Treasurer
Johan van Walsem	51	Chief Operating Officer
Lynne H. Brum	50	Vice President, Marketing and Corporate Communications
Sarah P. Cecil	62	General Counsel and Secretary

(1)
Member of the Audit Committee

(2)
Member of the Compensation Committee

(3)
Member of the Nominating and Corporate Governance Committee

 BIOGRAPHICAL INFORMATION

        Peter N. Kellogg has served as a director of the Company since March 2007. Since August 2007, he has been executive vice president and chief financial officer of Merck & Co., Inc. From 2000 to 2007, Mr. Kellogg served as EVP and chief financial officer of Biogen Idec Inc. and the former Biogen, Inc. Before that, Mr. Kellogg was an executive with PepsiCo for 13 years in a range of financial and general management positions. Prior to joining PepsiCo, Mr. Kellogg was a senior consultant with Arthur Andersen & Co. and Booz Allen & Hamilton. Mr. Kellogg holds an M.B.A. in Management from the Wharton School of the University of Pennsylvania and a B.S. in Engineering from Princeton University. The Board of Directors has concluded that Mr. Kellogg should serve as a director because his experience in finance, biotechnology and branded consumer products will be valuable to Metabolix. Mr. Kellogg brings valuable insights from his current and prior positions that contribute to his role on the Board. He also serves as an important resource on the Audit Committee.

        Celeste Beeks Mastin became a director of the Company in January 2012. Ms. Mastin became the CEO of Distribution International, Inc., a supplier of thermal insulation, safety equipment and environmental products, in February 2013. She served from 2008 to 2011 as chief executive officer and during 2007 as chief operating officer of MMI Products, Inc., a wire products manufacturer and distributor of concrete accessories, concrete reinforcement and fencing. Prior to MMI Products, she spent 17 years in the chemical industry. At Ferro Corporation, she held the role of vice president of color and glass performance materials from 2004 to 2006, and the role of vice president of growth and development from 2006 to 2007. Ms. Mastin started her career in sales at Shell Chemical, where she served five years in sales positions of increasing responsibility. Her sales experience expanded at Bostik, Inc., where she held European and later global sales management positions, with her career at Bostik culminating in the role of vice president/general manager of nonwovens. Ms. Mastin holds a bachelor's degree in chemical engineering from Washington State University and a master's degree in business administration from the University of Houston. The Board believes that Ms. Mastin has an impressive track record of accomplishment in the global chemicals and performance materials sector. The Company expects to benefit from her deep operating experience in sales and marketing and proven leadership ability as Metabolix develops and implements effective strategies to commercialize its leading-edge technology in both PHA bioplastics and renewable industrial chemicals.

        Oliver P. Peoples, Ph.D., a co-founder of Metabolix, has served as our chief scientific officer since January 2000 and was previously our vice president of research and development. Dr. Peoples has served as a director since June 1992. Before founding Metabolix, Dr. Peoples was a research scientist with the Department of Biology at MIT. The research carried out by Dr. Peoples at MIT established the fundamental tools and methods for engineering bacteria and plants to produce polyhydroxyalkanoates. Dr. Peoples received a Ph.D. in Molecular Biology from the University of Aberdeen, Scotland. The Board believes that Dr. Peoples provides important technical and scientific understanding to the Board's analysis of Company strategy. As Chief Scientific Officer and a founder of the Company, Dr. Peoples has unique information related to the Company's research and technology and has led and directed many of our scientific research and development programs. Dr. Peoples also contributes to the Board's understanding of the intellectual property aspects of the Company's technology platforms.

        Joseph Shaulson has served as our President and Chief Executive Officer since January 2014 and as a Director since December 2013. Mr. Shaulson brings nearly 20 years of experience as a senior executive with mid-sized specialty chemicals and advanced materials companies and as a corporate lawyer specializing in corporate development and corporate finance transactions. Mr. Shaulson was previously Executive Vice President of Arch Chemicals with responsibility for a variety of global businesses, including Personal Care and Industrial Biocides, Wood Protection, Performance Products and Industrial Coatings. He also led Arch's strategic planning and corporate development functions when he joined the company as Vice President, Strategic Development in 2008. Prior to Arch,

Mr. Shaulson served in various leadership positions at Hexcel Corporation, an advanced composites company, including President of the Reinforcements Business Unit. Prior to Hexcel, Mr. Shaulson served as a corporate associate at the law firm of Skadden, Arps, Slate, Meagher & Flom. Mr. Shaulson received a Bachelor of Science degree in Economics and a Master of Business Administration degree from the Wharton School at the University of Pennsylvania, as well as a Juris Doctor degree from the University of Pennsylvania Law School. The Board of Directors has concluded that Mr. Shaulson should serve as a Director because he is a proven executive who has successfully led and developed global chemical and materials businesses; his broad experience with specialty products in diverse applications and dynamic end markets will be valuable for Metabolix as we work to accelerate the progress of our biopolymers business and navigate through the next stage of our development and growth.

        Anthony J. Sinskey, Sc.D., a co-founder of Metabolix, has served as a director since June 1992. From 1968 to present, Dr. Sinskey has been on the faculty of MIT. Currently at MIT, he serves as professor of microbiology in the Department of Biology and professor of health sciences and technology in the Harvard-MIT Health Sciences and Technology Program Engineering Systems Division, as well as faculty director of the Center for Biomedical Innovation. Dr. Sinskey serves on the board of directors of Tepha, Inc. (see "Certain Relationships and Related Person Transactions"). Dr. Sinskey received a B.S. from the University of Illinois and a Sc.D. from MIT. The Board believes that, as a faculty member of an academic institution with significant research activity in areas related to the Company's own research, Dr. Sinskey contributes to the Board his scientific knowledge and his awareness of new developments in these fields. Dr. Sinskey's involvement with other start-up and developing enterprises also makes him a valuable Board member.

        Matthew Strobeck, Ph.D., served as a director from September 2006 through May 2011. Dr. Strobeck rejoined the Board in March, 2012. Dr. Strobeck is managing partner of Birchwater Capital, an investment management firm. Dr. Strobeck was a partner and member of the management committee and advisory board of Westfield Capital Management from 2008 until 2011, having served as a member of the investment team, specializing in healthcare and life sciences, from May 2003 to June 2008. Dr. Strobeck was a fellow in the Department of Biology at MIT from December 2001 to June 2002. Dr. Strobeck is a member of the board of directors of Accelerate Diagnostics, Inc. Dr. Strobeck also serves on the board of directors of Tepha, Inc. (see "Certain Relationships and Related Person Transactions"). Dr. Strobeck received his B.S. from St. Lawrence University, a Ph.D. from the University of Cincinnati, a S.M. from Harvard University/MIT Health Sciences Technology Program, and a S.M. from the MIT Sloan School of Management. The Board believes that Dr. Strobeck's insights as a professional investor in life science companies are extremely valuable in helping Metabolix to strategically manage its technology portfolio to best realize the economic potential of our scientific opportunities.

        Robert L. Van Nostrand is a consultant who has served as a director since October 2006. From January 2010 to July 2010, he was executive vice president and chief financial officer of Aureon Laboratories, Inc. From July 2007 until September 2008, Mr. Van Nostrand served as executive vice president and chief financial officer of AGI Dermatics, Inc. Mr. Van Nostrand was with OSI Pharmaceuticals, Inc. from 1986 to 2007, serving as senior vice president and chief compliance officer from May 2005 until July 2007, and as the vice president and chief financial officer from 1996 through 2005. Prior to joining OSI, Mr. Van Nostrand was in a managerial position with Touche Ross & Co. (currently Deloitte and Touche). Mr. Van Nostrand serves on the board of directors and is chairman of the audit committee and a member of the compensation committee of Achillion Pharmaceuticals, Inc. (since 2007), serves on the board of directors and is chairman of the audit committee of Intra-Cellular Therapies, Inc. (since January 2014), serves on the board of directors of the Biomedical Research Alliance of New York (BRANY) (since 2011), and served on the board of directors and as chair of the audit committee of Apex Bioventures, Inc. from 2006 to 2009. Mr. Van Nostrand received a B.S. in

Accounting from Long Island University, New York, completed advanced management studies at the Wharton School, and he is a Certified Public Accountant. The Board believes that the Company is very fortunate to have Mr. Van Nostrand serve as a director and as Chairman of our Audit Committee because of the depth of his experience and expertise in financial reporting and corporate compliance, as well as his operational experience.

        Joseph D. Hill has served as our chief financial officer since April 2008. From 2004 until joining the Company, Mr. Hill served as senior vice president, chief financial officer at Amicas, Inc., an independent provider of radiology image and information management solutions. Prior to that, from 2003 to 2004 he was vice president and chief financial officer at Dirig Software, a privately held provider of application performance management software systems. From 2000 to 2003, Mr. Hill served as vice president, chief financial officer and Director of Maconomy, a publicly traded provider of web-based business management solutions. Mr. Hill has a B.S. from Bryant College and an M.S.F. from Bentley College.

        Johan van Walsem, chief operating officer since July 2013, returned to Metabolix in August 2009 as vice president of strategy and commercial development, following a 16 month period as senior vice president, R&D and bioprocessing at Joule Biotechnologies, a clean technology start-up company. Previously, Mr. van Walsem served as our vice president of manufacturing, development and operations from October 2003 until April 2008, and was our director of manufacturing and development from September 2001 to October 2003. Before joining Metabolix, Mr. van Walsem was senior biochemical engineer with Montec Research, a division of Resodyn Corporation, where he was responsible for fermentation technology development. Prior to that, Mr. van Walsem worked with AECI Bioproducts in South Africa in technology management and new product development. Mr. van Walsem received a master's degree in Chemical Engineering from the University of Pretoria (South Africa) and an M.B.A. from the University of South Africa. He is a registered professional engineer with the Engineering Council of South Africa and a senior member of AIChE (American Institute of Chemical Engineers).

        Lynne H. Brum has served as vice president, marketing and corporate communications, of the Company since November, 2011. Prior to joining Metabolix, in 2010 to 2011 she was a communications consultant and served in various roles including as a freelance project director for Seidler Bernstein Inc. Ms. Brum served from 2007 to 2009 as an executive vice president at Porter Novelli Life Sciences, a subsidiary of global PR firm, Porter Novelli International. Prior to that, Ms. Brum was responsible for corporate communications, investor relations and brand management for Vertex Pharmaceuticals, Inc. from 1994 to 2007 in various positions, including vice president of strategic communications. Ms. Brum was also a vice president at Feinstein Kean Healthcare and was part of the communications team at Biogen, Inc. (now Biogen Idec). Ms. Brum holds a bachelor's degree in biological sciences from Wellesley College and a master's degree in business administration from Simmons College's School of Management.

        Sarah P. Cecil has served as legal counsel to Metabolix since July 2005 and as general counsel since the Company's initial public offering in November 2006. Previously, she was corporate counsel at Vertex Pharmaceuticals from 1992 until 2001, and at Biogen, Inc. from 1985 until 1991. Ms. Cecil's previous legal practice has also included clients in the food ingredients, computer services and clinical research industries, as well as several biotechnology companies. Ms. Cecil received an A.B. from Brown University, and she was a C.P.A. with Price Waterhouse (currently PricewaterhouseCoopers) before obtaining a J.D. from Harvard Law School.

 CORPORATE GOVERNANCE AND BOARD MATTERS

Independence of Members of the Board of Directors

        The Board of Directors has determined that each of the Company's non-employee directors (Mr. Kellogg, Ms. Mastin, Dr. Sinskey, Dr. Strobeck, and Mr. Van Nostrand) is independent within the meaning of the director independence standards of The NASDAQ Stock Market, LLC. ("NASDAQ") and the Securities and Exchange Commission ("SEC"), including rules under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Furthermore, the Board of Directors has determined that each member of each of the Audit, Compensation and Nominating and Corporate Governance committees of the Board of Directors is independent within the meaning of the director independence standards of NASDAQ and the SEC, and that each member of the Audit Committee meets the heightened director independence standards for audit committee members as required by the SEC. In evaluating the independence of the directors, the Board considered the relationships of Dr. Sinskey and Dr. Strobeck, as stockholders and members of the board of directors of Tepha, Inc., and the relationship of Mr. Van Nostrand as a stockholder of Tepha, Inc. The Board determined that these relationships did not impair the independence of Dr. Sinskey, Dr. Strobeck or Mr. Van Nostrand. See "Certain Relationships and Related Person Transactions."

        At least annually, a committee of the Board of Directors evaluates all relationships between the Company and each director in light of relevant facts and circumstances for the purpose of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director's ability to satisfy his responsibilities as an independent director.

Executive Sessions

        The Board of Directors generally holds executive sessions of the independent directors following regularly scheduled in-person meetings of the Board of Directors, at least four times a year. Executive sessions do not include any employee directors of the Company.

Board Leadership Structure

        Robert L. Van Nostrand serves as our non-executive chairman of the board. Since March 2008, we have maintained a leadership structure with the non-executive chairman separate from the chief executive officer, although the Board of Directors has no formal policy with respect to the separation of such offices. Our Board of Directors believes that having separate offices of the chairman and chief executive officer currently functions well and is the appropriate leadership structure for our Company. While the Board of Directors may combine these offices in the future if it considers such a combination to be in the best interest of the Company, it currently intends to retain this structure. Separating these positions allows our chief executive officer to focus on our day-to-day business, while allowing the chairman of the board to lead our Board of Directors in its fundamental role of providing advice to and independent oversight of management.

The Board of Directors' Role in Risk Oversight

        Our Board of Directors' role in the Company's risk oversight process includes:

  •
  Identifying important risks to the Company from a Board of Directors perspective;

  •
  Reviewing the prioritization of risks that the Company is planning to manage;

  •
  Providing guidance as to the amount of effort and/or resources appropriate to manage key risks;

  •
  Assessing the adequacy of the processes and systems that the Company is using to identify and manage risks;

  •
  Reviewing the risk management roles and responsibilities of management and the Board of Directors; and

  •
  Monitoring Company progress in managing and mitigating key risks.

        In order to carry out these responsibilities, the Board of Directors focuses on key risks identified by management and performs in-depth reviews of specific risk areas, including operational, financial, legal, strategic and reputational risks, as appropriate.

Compensation Risk Assessment

        The Compensation Committee believes that our employee compensation policies and practices are not structured to be reasonably likely to present a material adverse risk to the Company. We believe we have allocated our compensation among base salary and short- and long-term incentive compensation opportunities in such a way as to not encourage excessive or inappropriate risk-taking by our executives and other employees. We also believe our approach to goal setting and evaluation of performance results reduce the likelihood of excessive risk-taking that could harm our value or reward poor judgment.

Policies Governing Director Nominations

Director Qualifications

        The Nominating and Corporate Governance Committee of the Board of Directors is responsible for reviewing, from time to time, the appropriate qualities, skills and characteristics desired of members of the Board of Directors in the context of the current make-up of the Board of Directors and selecting or recommending to the Board of Directors, nominees for election as Directors. This assessment includes consideration of the following minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by all directors:

  •
  The director shall have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing.

  •
  The director shall be highly accomplished in his or her respective field, with superior credentials and recognition.

  •
  The director shall be well regarded in the community and shall have a long-term reputation for the high ethical and moral standards.

  •
  The director shall have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve.

  •
  To the extent such director serves or has previously served on other boards, the director shall have a demonstrated history of actively contributing at board meetings.

        The Nominating and Corporate Governance Committee also considers numerous other qualities, skills and characteristics when evaluating director nominees, such as:

  •
  An understanding of and experience in the biotechnology, plastics, chemicals or agricultural industries;

  •
  An understanding of and experience in accounting oversight, governance, finance, marketing or regulatory affairs; and

  •
  Leadership experience with public companies or other significant organizations.

        These factors and others are considered useful by the Board of Directors, and are reviewed in the context of an assessment of the perceived needs of the Board of Directors at a particular point in time.

        While the Board does not have a formal diversity policy, the Nominating and Corporate Governance Committee seeks nominees with a broad diversity of experience, professions, skills, and backgrounds.

Process for Identifying and Evaluating Director Nominees

        The Board of Directors is responsible for selecting and nominating candidates for election as directors but delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board of Directors or members of management will be requested to take part in the process as appropriate.

        Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisers, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, background checks, or any other means that the Nominating and Corporate Governance Committee deems to be helpful in the evaluation process. The Nominating and Corporate Governance Committee discusses and evaluates the qualities and skills of each candidate, taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board's approval as director nominees for election to the Board. The Nominating and Corporate Governance Committee also recommends candidates for the Board's appointment to the committees of the Board.

Procedures for Recommendation of Nominees by Stockholders

        The Nominating and Corporate Governance Committee will consider director candidates who are recommended by the stockholders of the Company. Stockholders, in submitting recommendations to the Nominating and Corporate Governance Committee for director candidates, shall follow the following procedures.

        The Nominating and Corporate Governance Committee must receive any such recommendation for nomination not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's Annual Meeting.

        Such recommendation for nomination must be in writing and include the following:

  •
  Name and address of the stockholder making the recommendation, as they appear on the Company's books and records, and of such record holder's beneficial owner;

  •
  Number of shares of capital stock of the Company that are owned beneficially and held of record by such stockholder and such beneficial owner;

  •
  Name and address of the individual recommended for consideration as a director nominee (a "Director Nominee");

  •
  The principal occupation of the Director Nominee;

  •
  The total number of shares of capital stock of the Company that will be voted for the Director Nominee by the stockholder making the recommendation;

  •
  All other information relating to the recommended candidate that would be required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including the recommended candidate's written consent to being named in the proxy statement as a nominee and to serving as a director if approved by the Board and elected); and

  •
  A written statement from the stockholder making the recommendation stating why such recommended candidate would be able to fulfill the duties of a director.

        Nominations must be sent to the attention of the Secretary of the Company by U.S. Mail (including courier or expedited delivery service) to Metabolix, Inc., 21 Erie Street, Cambridge, MA 02139 or by facsimile at (617) 583-1767. The Secretary of the Company will promptly forward any such nominations to the Nominating and Corporate Governance Committee. Once the Nominating and Corporate Governance Committee receives the nomination of a candidate, the candidate will be evaluated and a recommendation with respect to such candidate will be delivered to the Board. Nominations not made in accordance with the foregoing policy shall be disregarded by the Nominating and Corporate Governance Committee and votes cast for such nominees shall not be counted.

Policy Governing Stockholder Communications with the Board of Directors

        The Board provides to every stockholder the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for stockholder communication (as that term is defined by the rules of the SEC). Stockholders may send such communication to the attention of the Chairman of the Board or to the attention of the individual director by U.S. Mail (including courier or expedited delivery service) to Metabolix, Inc., 21 Erie Street, Cambridge, MA 02139 or by facsimile at (617) 583-1767. The Company will forward any such stockholder communication to the Chairman of the Board, as a representative of the Board, and/or to the director to whom the communication is addressed.

Policy Governing Director Attendance at Annual Meetings of Stockholders

        Our policy is to schedule a regular meeting of the Board of Directors on the same date as the Company's annual meeting of stockholders and, accordingly, directors are encouraged to be present at our stockholder meetings. Each person who was a director of the Company at the time of the 2013 annual meeting of stockholders attended that meeting.

Code of Business Conduct and Ethics

        The Company has adopted the Code of Business Conduct and Ethics ("Code of Business Conduct") as its "code of ethics" as defined by regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act (and in accordance with the NASDAQ requirements for a "code of conduct"), which applies to all of the Company's directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the Code of Business Conduct is available at the Company's website at http://www.metabolix.com under "Investor Relations—Corporate Governance." A copy of the Code of Business Conduct may also be obtained free of charge from the Company upon a request directed to Metabolix, Inc., 21 Erie Street, Cambridge, MA 02139, Attention: Investor Relations. The Company will promptly disclose any substantive changes in or waivers, along with reasons for the waivers, of the Code of Business Conduct granted to its executive officers, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and its directors by posting such information on its website at http://www.metabolix.com under "Investor Relations—Corporate Governance."

 THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

        The Board of Directors held seven meetings during the year ended December 31, 2013. In addition, there were numerous conference calls for informational updates and discussion. During the year ended December 31, 2013, no director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which such director served. The Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each committee has a charter that has been approved by the Board of Directors. A current copy of each charter is available on the Company's website at http://www.metabolix.com under "Investor Relations—Corporate Governance." Each committee reviews the appropriateness of its charter periodically, as conditions dictate, but at least annually. Each committee retains the authority to engage its own advisors and consultants. The composition and responsibilities of each committee are summarized below.

Audit Committee

        Mr. Van Nostrand, Mr. Kellogg and Dr. Strobeck serve on the Audit Committee. Mr. Van Nostrand is the chairman of the Audit Committee. The Board of Directors has determined that each member of the Audit Committee is independent within the meaning of the Company's and NASDAQ's director independence standards and the SEC's heightened director independence standards for Audit Committee members as determined under the Exchange Act. The Board of Directors has also determined that Mr. Kellogg and Mr. Van Nostrand also qualify as "Audit Committee financial experts" under the rules of the SEC. The Audit Committee met four times during the year ended December 31, 2013.

        The Audit Committee is responsible for overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company and exercising the responsibilities and duties set forth in its charter, including but not limited to:

  •
  appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

  •
  pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

  •
  reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

  •
  coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

  •
  establishing policies and procedures for the receipt and retention of accounting related complaints and concerns; and

  •
  preparing the Audit Committee report required by SEC rules to be included in our annual proxy statement.

Compensation Committee

        Dr. Sinskey, Ms. Mastin and Mr. Van Nostrand serve on the Compensation Committee. Dr. Sinskey is the chairman of the Compensation Committee. The Board of Directors has determined that each member of the Compensation Committee is independent within the meaning of the Company's, SEC's and NASDAQ's director independence standards. The Compensation Committee held four meetings during the year ended December 31, 2013. The Compensation Committee's responsibilities include:

  •
  annually reviewing and approving goals and objectives relevant to compensation of our executive officers, including the chief executive officer;

  •
  evaluating the performance of our chief executive officer and other executive officers in light of such goals and objectives;

  •
  determining the compensation of our chief executive officer and other executive officers;

  •
  reviewing and approving, for the chief executive officer and the other executive officers of the Company, any employment agreements, severance arrangements, and change in control agreements or provisions;

  •
  overseeing the administration of our incentive-based and equity-based compensation plans; and

  •
  reviewing and making recommendations to the Board with respect to director compensation.

Nominating and Corporate Governance Committee

        Ms. Mastin and Dr. Sinskey serve on the Nominating and Corporate Governance Committee. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent within the meaning of the Company's, SEC's and NASDAQ's director independence standards. The Nominating and Corporate Governance Committee did not hold any meetings during the year ended December 31, 2013, but did take actions by written consent. The Nominating and Corporate Governance Committee's responsibilities include:

  •
  developing and recommending to the Board criteria for Board and committee membership;

  •
  establishing procedures for identifying and evaluating director candidates, including nominees recommended by stockholders;

  •
  identifying individuals qualified to become Board members;

  •
  recommending to the Board the persons to be nominated for election as directors and to each of the Board's committees;

  •
  developing succession plans for the Board;

  •
  developing and recommending to the Board a code of business conduct and ethics and a set of corporate governance guidelines;

  •
  overseeing the evaluation of the Board and its committees.

 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 2013, Dr. Sinskey, Stephen J. Large (until September 27, 2013), Ms. Mastin, and Barbara H. Wells served as members of the Compensation Committee. During 2013, no executive officer of the Company served as: (i) a member of the compensation committee (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company; (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company; or (iii) a member of the compensation committee (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director of the Company.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

        This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices with respect to each person who served as principal executive officer or principal financial officer of the Company during 2013 and the other three most highly compensated executive officers, who are collectively referred to as the "named executive officers." Richard P. Eno, our former chief executive officer, Joseph D. Hill, our chief financial officer, Johan van Walsem, our chief operating officer, Oliver P. Peoples, Ph.D., our chief scientific officer, and Lynne H. Brum, our vice president, marketing and corporate communications, were our named executive officers during 2013.

        Mr. Eno ceased to serve as an officer and director of the Company on January 2, 2014, and his employment with the Company ended on January 31, 2014. As a result, Mr. Eno did not receive a bonus based on 2013 performance. Instead, pursuant to the terms of his employment contract with the Company, he received a lump sum payment during 2014 equal to the average of his 2011 and 2012 performance bonuses. Mr. Eno also receives severance payments and benefits as provided in his employment contract. Joseph Shaulson became chief executive officer of the Company on January 2, 2014.

        Under the terms of his employment contract, Mr. Shaulson will receive an annual base salary of $350,000, subject to increase to $425,000 if the Company achieves certain revenue targets, and an annual cash bonus of up to 140% of base salary with a target bonus of no less than 70% of base salary, subject to the achievement of performance goals and subject to the right to convert the 2014 bonus, if any, into equity at a designated rate. In addition, Mr. Shaulson was awarded nonqualified options for 1,150,000 shares of the Company's common stock with an exercise price equal to the closing price of the Company's common stock on the date of grant and with a four-year vesting schedule, and restricted stock units ("RSUs") for 600,000 shares of the Company's common stock that vest in various percentages over three years once certain Company stock price and/or revenue based targets are achieved, if ever. The targets that trigger vesting of the RSUs are challenging milestones, based upon (A) the Company's stock attaining specified price levels which would be more than double the Company's stock price when Mr. Shaulson joined the Company, and (B) establishing a supply chain and securing contracts representing $25 million of annual revenue. Mr. Shaulson also agreed to purchase 250,000 shares of the Company's common stock at a price 10% below the closing price of the Company's common stock on December 19, 2013. In January 2014 Mr. Shaulson purchased the shares for an aggregate price of $300,000. The shares are subject to a holding period as provided in Mr. Shaulson's employment agreement.

        In 2013, the Company's corporate goals were to define a launch plan for the biopolymers business, establish validating proof points for the Company's industrial chemicals program through one or more deals with strategic partners, and to secure corporate and manufacturing financing. The Compensation Committee concluded that each of these key corporate goals was partially met. The committee acknowledged that management had largely accomplished the prerequisites for achieving the goals set out for the industrial chemicals program and for financing the Company. However, the plans and objectives for these initiatives were revised as a result of changes in strategic direction made by the Board of Directors during the course of the year. The committee also noted shortcomings in the achievement of biopolymer commercialization goals. However, the committee recognized that the rating of corporate performance is based in part on subjective judgments and also recognized that 2013 bonuses should be based partly on additional considerations including the need to motivate and retain employees during the coming year. As a result, the committee decided to base the Company's 2013 bonus pool on a 75% Company performance rating.

        This compared to a Company performance achievement rating of 70% for 2012. As a result, the average cash bonus for our named executive officers (other than Mr. Eno) was approximately 6.5% higher in 2013 than in the previous year (but still 26% below target).

        Since 2008 there have been no increases in base salaries or bonus target percentages for the named executive officers other than Mr. van Walsem. Mr. van Walsem received an 11% salary increase upon his promotion to chief operating officer in July 2013. The Committee has not yet considered whether to make executive salary adjustments for 2014. Total cash compensation for our named executive officers other than Mr. Eno was approximately 4.1% higher than last year, primarily due to Mr. van Walsem's promotion increase. Total compensation of our named executive officers other than Mr. Eno (as set forth in the Summary Compensation Table below) decreased by approximately 151.7%, primarily as a result of lower stock option grant levels in 2013, compared to 2012 when additional grants were awarded for retention and incentive purposes.

        We believe that executive compensation should be sufficient to attract and retain persons of exceptional quality and to provide effective incentives to motivate and reward executives for achieving the strategic, financial and operational goals essential to our long-term success and growth in stockholder value. We have defined four objectives for our employee compensation system:

  •
  to create a performance-driven culture;

  •
  to link financial rewards with performance results and achievement;

  •
  to provide competitive compensation which attracts and retains top performers; and

  •
  to share in Company success.

        The Compensation Committee applies the same principles in determining compensation for our executives as for our non-executive employees. However, for executives a larger portion of pay is at risk, which reinforces our performance-driven culture. We intend to provide a competitive total compensation package to our executive management team through a combination of base salary, cash incentives, long-term equity incentive compensation, and a broad-based benefits program.

        At our 2011 Annual Meeting, the Company's stockholders approved, on a non-binding, advisory basis, the compensation of our named executive officers. Approximately 62.6% of the votes cast were in favor of the proposal. The Compensation Committee has taken these results into consideration in its assessment of Metabolix executive compensation, limiting salary increases, reviewing the appropriateness of pay programs and engaging Pay Governance, an independent compensation consultant, to review executive compensation levels.

        In early 2013, at the request of our Compensation Committee, Pay Governance conducted a five-year historical assessment of total direct compensation opportunity compared to realizable pay for senior Metabolix executives, including Mr. Eno, Mr. Hill, Mr. van Walsem and Dr. Peoples. The analysis showed that, primarily as a result of the decline in the Company's share price over the five-year period from 2008 through 2012, only approximately 42% to 53% of the intended pay opportunity was realized during the period. This followed a three-year historical assessment of realizable pay for performance conducted by Pay Governance in early 2012. In that study it was determined that for the period 2008 through 2010, our CEO's total direct compensation, relative to the peer group, was in the 25th percentile. Our CEO's target total direct compensation (base salary, target bonus plus long-term equity incentive awards), relative to the peer group, was slightly below the 25th percentile, while target total direct compensation for our overall executive group was positioned between the 25th and 50th percentile of the peer group. The Compensation Committee believes that its executive pay programs are aligned with Company performance. Executive target pay has been below the market median, and actual and overall realizable pay has been below market, commensurate with the Company's lagging share price.

        The Compensation Committee concluded from this data that higher levels of stock option grants in 2012 had not been effective in closing the gap between the Company's executive compensation and the peer group benchmarks reported by Pay Governance in its 2012 analysis.

Our Compensation Committee

        The Compensation Committee of our Board of Directors oversees the development of our compensation plans and policies for executive officers. Our Compensation Committee has been delegated the authority to determine all forms of compensation to be granted to our executive officers in furtherance of our compensation objectives. The Compensation Committee is composed entirely of non-employee directors. (See "The Board of Directors and its Committees—Compensation Committee.") In making its decisions regarding executive compensation, the committee considers recommendations from our CEO, together with other factors.

        The Compensation Committee also considers input from Pay Governance, an independent compensation consultant. Pay Governance was engaged by, and reports directly to, the Compensation Committee. Pay Governance does not provide any additional compensation services to the Company or any of its affiliates. The Compensation Committee has reviewed the nature of the relationship between itself and Pay Governance, including all personal and business relationships between the committee members, Pay Governance and the individual compensation consultants who provide advice to the Compensation Committee. Based on its review the Compensation Committee did not identify any actual or potential conflicts of interest in Pay Governance's engagement as an independent consultant.

        In determining the amount and mix of compensation elements, the Compensation Committee relies upon its judgment about each individual executive officer, and not on rigid formulas, while taking into account the following factors:

  •
  the scope and strategic impact of the executive officer's responsibilities;

  •
  the performance and experience of each individual; and

  •
  the evaluations and recommendations of our chief executive officer.

        There are three key elements to our process for setting executive compensation: (i) market referencing; (ii) internal equity; and (iii) business goals and performance considerations.

Market Referencing

        We base our compensation decisions in part on a review of relevant market information. The principle of market referencing means that our compensation and benefits programs are benchmarked against programs available to employees in comparable roles at peer companies. We believe that it is appropriate to use market referencing in order to ensure that our compensation and benefits programs are sufficient to attract and retain top performers.

        In choosing a benchmark group, we considered the following factors: market capitalization, industry, and stage of development. Because there are few competitors in our industry that are also comparable to the Company in size and complexity, we also looked at other companies in the biotechnology industry and companies in the alternative energy and clean technology fields for comparison. At the time of our peer group selection in late 2011, the Company's market capitalization approximated that of the selected peer group median. The following peer group of 9 benchmark companies was used for the 2012 Pay Governance study:

  •
  A123 Systems, Inc.

  •
  American Superconductor Corp.

  •
  Amyris, Inc.

  •
  Codexis Inc.

  •
  Fuelcell Energy, Inc.

  •
  Gevo, Inc.

  •
  Senomyx, Inc.

  •
  Solazyme, Inc.

  •
  Verenium Corporation

        In early 2012, Pay Governance collected and analyzed relevant market data from these companies, as well as information from the Radford Global Life Sciences Survey, for benchmarking against our executive compensation. Pay Governance determined that in general, base salaries for Metabolix senior executives were below market, and typically well below the market 25th percentile. On the other hand, target annual bonus percentages were found to be very competitive and above the market 75th percentile at the time, consistent with the compensation philosophy of emphasizing pay for performance through lower salaries and higher bonuses. With below market base salaries and above market target annual incentive as a percent of base, overall, target total cash compensation and total direct compensation (cash compensation plus long-term incentives) for executives were determined to be between the market 25th and 50th percentile, with certain individuals below the market 25th percentile. Since the benchmarking analysis was conducted in 2012, there have been no increases in the base salaries or target bonus amounts for any of the named executive officers other than Mr. van Walsem, and our share price has continued to lag. As a result, while no further formal studies have been conducted, we believe that Metabolix executive compensation is now further below the peer group averages than when the Pay Governance study was performed.

Internal Equity

        A second factor in determining executive compensation is internal equity. The Compensation Committee seeks to ensure that the compensation of individual executives is fair and appropriate relative to that of other Company executives, in relation to each executive's duties and responsibilities, and his or her contribution to the Company's success. Base salaries, bonus opportunities, and equity grants in 2013 reflected the committee's evaluation of each executive's individual role and contributions, taking into consideration (i) the estimated market value of the position, (ii) individual performance, and (iii) the importance of the executive to the business, including a determination of the difficulty of replacing the executive.

Business Goals and Performance Considerations

        As a company in a high growth business environment, we place significant emphasis on performance-based compensation programs, which make payments when certain Company and individual goals are achieved, and equity incentives, which increase in value as stockholder value is created. We award our executives compensation as recognition for how well they perform as a team in achieving our business goals, as well as their achievement of their individual goals. In order to determine whether our executives achieved individual and corporate goals, we conduct an annual performance review. The review process is designed to guide performance discussions, set an executive's performance objectives, and communicate annual achievement at the individual performance level. At the end of each year, our CEO reviews each executive's performance and provides a qualitative and a numerical assessment of performance to the Compensation Committee. The Compensation Committee makes the final determination of corporate and individual performance for purposes of compensation decisions, based in part on the recommendations of our CEO. The Compensation Committee also reviews the CEO's performance, based in part upon a self-assessment prepared by the CEO, as well as input from the Compensation Committee and other Board members. In assessing 2013 executive performance, the Compensation Committee considered an evaluation prepared by Mr. Eno, our former CEO, as well as a quantitative rating recommendation prepared by Mr. Shaulson, our new CEO, based largely on Mr. Eno's input.

Compensation Components and Pay Mix

        Executive compensation currently includes the following elements:

  •
  Base salary;

  •
  Short-term incentive compensation, consisting of an annual cash bonus program;

  •
  Long-term incentive compensation, consisting of stock option grants and, in the case of Mr. Shaulson, performance-based restricted stock units; and

  •
  A broad-based benefits program.

        We believe that, overall, the compensation mix for our executives reinforces our philosophy of incenting long-term value creation, with base salaries generally lower, and incentive compensation higher, than that of our peer companies if annual performance goals are met. Due to the early stage of our business, stock options continue to represent a large portion of total compensation, as executives only realize value when the share price increases, thus ensuring strong alignment with shareholders. This mix of compensation elements is leveraged to ensure a strong pay-for-performance alignment. Our compensation strategy is necessarily tied to our stage of development. Accordingly, the specific direction, emphasis and components of our executive compensation program continue to evolve in parallel with the evolution of our business strategy.

Base Salary

        We determine our executive salaries based on job responsibilities, individual experience, prior salary history, the salary levels of other Company executives, and comparable competitive market compensation for similar positions within the biotechnology and alternative energy/clean technology industries. We use benchmarks in order to make sure that we are offering competitive salaries that will enable us to attract qualified candidates from other companies and to retain our executive talent.

Annual Cash Incentives

        The Company grants bonuses based on a cash incentive bonus program for our executive officers which was adopted in 2007, with the expectation that a significant portion of executive cash compensation will be performance-based. Target bonuses, as a percentage of base salary, are determined based on job responsibilities, individual experience, prior bonus history, the bonus levels of other Company executives, and comparable competitive market compensation for similar positions within the biotechnology and alternative energy/clean technology industries. Actual bonus amounts are determined by the Compensation Committee based on a combination of Company performance and individual performance, together with a subjective evaluation of other considerations including motivation and retention factors.

Long-Term Incentives

        We believe that equity ownership in the Company is important to provide our executive officers with long-term incentives to build value for our stockholders. Each executive officer is initially provided with an option grant when he or she joins the Company, based upon his or her position with us, his or her relevant prior experience, and benchmarking data, to the extent available. These initial grants generally vest in equal quarterly installments over four years from the commencement of employment. We generally spread the vesting of our options over four years to compensate executives for their contribution over a period of time and to give our executives an incentive to remain with the Company. In the case of Mr. Shaulson, the Compensation Committee provided a portion of his equity compensation in the form of performance-based restricted stock units, with vesting tied to the achievement of certain challenging stock price and/or revenue targets.

        In addition to the initial option grants for newly hired executives, our Compensation Committee grants additional options to retain our executives, to promote the achievement of corporate goals, and to ensure that executives are appropriately aligned to lead the Company for future growth. As the Company continues to evolve, our Compensation Committee and Board of Directors may also consider in the future awarding additional or alternative forms of equity incentives, such as grants of restricted stock, performance shares, and other performance-based awards.

Benefits

        Consistent with our compensation philosophy to attract and retain talent, we provide employee benefits for all employees, including executive officers, which include health and dental benefits, life insurance benefits, long and short-term disability coverage, and a 401(k) savings plan. Under the 401(k) savings plan, we provide a matching contribution in the form of Metabolix Common Stock valued at up to 4.5% of each employee's salary plus bonus. We believe these benefits are competitive with those offered by other companies and specifically those companies with which we compete for employees. We have no structured perquisite benefits for any executive officers, including the named executive officers, and we currently do not provide any deferred compensation programs or pensions to any executive officer, including the named executive officers. Certain of our executives have relocated to the area of our headquarters. We reimbursed these executives for normal moving expenses in accordance with industry standards. We have also agreed to provide an allowance to Mr. Shaulson in recognition of his anticipated additional costs for temporary living and commuting.

2013 Compensation for Our Named Executive Officers

        Base salaries in effect during 2013 for Mr. Eno, Mr. Hill, and Dr. Peoples were set during 2008, and Ms. Brum's base salary was set when she was hired in 2011. Mr. van Walsem received an 11% increase from $265,000 to $295,000 in July 2013 upon his promotion to chief operating officer. No other named executive officers received salary increases during 2013. Performance bonus target percentages for the named executive officers also remained unchanged in 2013, except that Mr. van Walsem's cash bonus target increased proportionately when his base salary increased as a result of his promotion.

        In May 2013, the Compensation Committee awarded stock option grants to the named executive officers for retention purposes and to incentivize the achievement of key corporate goals. Option award amounts were recommended by the CEO and approved by the Compensation Committee based on prior grant levels, individual responsibility and each executive's importance to the Company. Mr. van Walsem was also awarded an additional stock option for 100,000 shares upon his promotion to chief operating officer. The stock options granted to the named executive officers each had an exercise price equal to the fair market value per share of the Company's Common Stock on the date of grant. The options vest in sixteen (16) equal quarterly installments over a four year period from the date of grant.

Pay for Performance

        2013 bonuses for the named executive officers were based on the Compensation Committee's assessment of individual and Company performance, as applied to each individual's target bonus amount (see "Grants of Plan-Based Awards"). For 2013, the corporate goals were to:

  •
  Define a launch plan for the biopolymers business;

  •
  Establish validating proof points for the Company's industrial chemicals program through one or more deals with strategic partners; and

  •
  Secure corporate and manufacturing financing.

        All of these objectives were subject to overall goals of maintaining a safe and healthy workplace, complying with our code of conduct, consistency with our brand values, adhering to our budget, and prudent risk management.

        In early 2014, the Compensation Committee scored Company performance on each of the 2013 corporate objectives, based upon the evaluations of both our past CEO and our current CEO and the Committee's own judgment, and concluded that each of these key corporate goals had been partially met. In determining the level of Company performance, the Compensation Committee considered that while 2013 was a challenging year and the Company fell short of some of its goals, there was good progress positioning Metabolix for commercial success. In particular, the committee believed that:

  •
  The Company had taken steps to secure funding for the continued implementation of its business plans and to move forward with commercial scale manufacturing.

  •
  We continued the strategic repositioning of our biopolymers business, including efforts to develop and commercialize high performance, value-based applications, notwithstanding difficulties accomplishing our sales targets.

  •
  There were important technical advances in the biopolymer, chemicals and crop platforms.

  •
  Opportunities were developed in the chemicals program, although no strategic deals were completed.

        The committee acknowledged that management had largely accomplished the prerequisites for achieving the goals set out for the industrial chemicals program and for financing the Company. However, the plans and objectives for these initiatives were revised during the course of the year as a result of changes in strategic direction by the Board of Directors. The committee noted shortcomings in the achievement of biopolymer commercialization goals. However, the committee recognized that the rating of corporate performance is based in part on subjective judgments and also recognized that 2013 bonuses should be based partly on additional considerations including the need to motivate and retain employees during the coming year. As a result, the committee decided to base the Company's 2013 bonus pool on a 75% Company performance rating.

        The Compensation Committee also scored performance on each executive's individual objectives based upon information provided by our former CEO and our current CEO and the committee's subjective judgment. Individual performance ratings ranged from 65% to 85% of the individual target performance. The named executive officer bonuses for 2013 performance were then determined by the Compensation Committee based 50% on corporate performance and 50% on individual performance, applied to the respective target bonus amounts.

        As a result, 2013 performance bonuses awarded to the named executive officers (other than Mr. Eno) ranged from 70% to 80% of target, with an average of 75% as follows:

Named Executive Officer	Target Bonus	2013 Bonus Awarded	2012 Bonus Awarded
Richard P. Eno	$210,000	n/a	$147,000
Joseph D. Hill	$132,000	$99,000	$92,400
Oliver P. Peoples	$168,000	$117,600	$108,780
Johan van Walsem*	$192,208	$144,156	$134,975
Lynne H. Brum	$88,000	$70,400	$67,760

*
Mr. van Walsem's 2013 target bonus and awarded bonus were pro-rated based on his July 2013 salary increase.

2014 Compensation

        The Compensation Committee has not yet determined whether to make any adjustments to named executive officer salaries or bonus targets in 2014. The committee intends to review the structure and level of equity compensation grants for named executive officers for 2014, including possible alternative long-term incentive compensation structures.

        Joseph Shaulson became chief executive officer of the Company on January 2, 2014. Under the terms of his employment contract, Mr. Shaulson will receive the following compensation in connection with his service as the president and CEO: an annual base salary of $350,000, subject to increase to $425,000 if the Company achieves certain revenue targets and an annual cash bonus of up to 140% of base salary with a target bonus of no less than 70% of base salary, subject to the achievement of performance goals and subject to the right to convert the 2014 bonus, if any, into equity at a designated rate. In addition, Mr. Shaulson was awarded nonqualified options to purchase 1,150,000 shares of the Company's common stock with an exercise price equal to the closing price of the Company's common stock on December 19, 2013 and with a 10-year term and a four-year vesting schedule (subject to continued vesting upon termination without cause and other employment termination events); and 600,000 restricted stock units of the Company's common stock that vest in various percentages over three years (subject to continued vesting upon termination without cause and other employment termination events) once certain Company stock price and/or revenue based targets are achieved, if ever. The targets that will trigger vesting of the RSUs are challenging milestones, based upon (A) the Company's stock attaining certain price levels which would be more than double the Company's stock price when Mr. Shaulson joined the Company, and (B) establishing a supply chain and securing contracts representing $25 million of annual revenue. Mr. Shaulson also agreed to purchase 250,000 shares of the Company's common stock at a price 10% below the closing price of the Company's common stock on December 19, 2013 (subject to a one-year holding period). In January 2014, Mr. Shaulson purchased the shares for an aggregate price of $300,000.

Severance Compensation and Termination Protection

        We have employment agreements with each of our named executive officers. These agreements provide for severance compensation to be paid if the executives are terminated under certain conditions, including a change in control of the Company, as defined in the agreements. These agreements are described in more detail elsewhere in this proxy statement, in the section titled "Executive Employment Agreements." In negotiating these agreements, it was the belief of the Compensation Committee that these provisions were consistent with executive severance arrangements that are customary for public companies at our stage of development and were necessary in order to hire and/or retain the executives.

        Our executive employment agreements and the related severance compensation provisions are designed to meet the following objectives:

  •
  Termination Without Cause or For Good Reason:  If we terminate the employment of a named executive officer "without cause" or the executive resigns for "good reason," each as defined in the applicable agreement, we are obligated to make certain payments based on the executive's then-effective base salary. Dr. Peoples is entitled to an additional amount based on his then-effective target bonus, and Mr. Eno was entitled to an additional amount equal to his average bonus for the previous two years. We believe these severance provisions are appropriate because the terminated executive is bound by confidentiality and non-competition provisions continuing after termination. We also believe it is beneficial to have a mutually-agreed severance package in place prior to any termination event, to avoid disruptive conflicts and provide us with more flexibility to make a change in senior management if such a change is in our and our stockholders' best interests.

  •
  Change in Control:  As part of our normal course of business, we engage in discussions with other companies about possible collaborations, licensing and/or other ways in which the companies may work together to further our respective long-term objectives. In addition, many larger, more established companies consider companies at similar stages of development to ours as potential acquisition targets. In certain scenarios, the potential for merger or being acquired may be in the best interests of our stockholders. We provide for severance compensation, including the acceleration of vesting for any options not yet vested, if an executive is terminated as a result of a change of control transaction, to promote the ability of our senior executives to act in the best interests of our stockholders even though they could be terminated as a result of the transaction.

In connection with the termination of Mr. Eno's services as CEO, under his employment contract with the Company Mr. Eno became entitled to severance of 12 months base salary, payable in accordance with the Company's normal payroll practices, 12 months of COBRA premiums, and an amount equal to the average of his bonuses for the previous two calendar years ($122,050).

Tax Considerations

        Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1 million on the amount of compensation that the Company may deduct in any one year with respect to the Company's chief executive officer and each of the Company's next three most highly compensated executive officers other than the chief financial officer. Certain performance-based compensation within the meaning of Section 162(m) is not subject to the deduction limit. Awards granted under our 2006 Stock Option and Incentive Plan prior to May 27, 2010 were exempt from the deduction limits of Section 162(m). Awards made under the 2006 Plan since that date may be subject to limitations on deductibility under Section 162(m). To maintain flexibility in compensating the chief executive officer and the executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. The Compensation Committee intends to continue to evaluate the effects of the compensation limits of Section 162(m) and to grant compensation awards in the future in a manner consistent with the best interests of the Company and the best interests of our stockholders.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board of Directors has reviewed and discussed with management the foregoing Compensation Discussion and Analysis and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Compensation Committee
Anthony J. Sinskey, Chairman Celeste Beeks Mastin Robert L. Van Nostrand (since February 10, 2014)

 SUMMARY COMPENSATION TABLE

        The following table summarizes the compensation earned during the years ended December 31, 2013, 2012 and 2011 by each person who served as our "principal executive officer" or "principal financial officer" at any time during 2013 and the three other most highly paid executive officers who were serving as executive officers on December 31, 2013 and whose total compensation in fiscal year 2013 exceeded $100,000 (our named executive officers):

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Richard P. Eno,	2013	$300,000	—	$119,300	$—	$133,525	$552,825
President and	2012	$300,000	—	$461,891	$147,000	$11,250	$920,141
Chief Executive Officer	2011	$300,000	—	$307,964	$97,100	$11,025	$716,089
Joseph D. Hill,	2013	$220,000	—	$59,650	$99,000	$8,546	$387,196
Chief Financial Officer	2012	$220,000	—	$154,746	$92,400	$11,250	$478,396
	2011	$220,000	—	$165,827	$55,700	$11,025	$452,552
Johan van Walsem,	2013	$278,333	—	$189,140	$144,156	$11,475	$623,104
Chief Operating Officer	2012	$250,417	—	$296,327	$134,975	$11,250	$692,968
	2011	$240,000	—	$213,206	$113,900	$11,025	$578,131
Oliver P. Peoples, Ph.D.,	2013	$240,000	—	$83,510	$117,600	$11,475	$452,585
Chief Scientific Officer	2012	$240,000	—	$296,327	$108,780	$11,250	$656,357
	2011	$240,000	—	$213,206	$84,500	$11,025	$548,731
Lynne H. Brum	2013	$220,000	—	$47,720	$70,400	$11,475	$349,595
Vice President, Marketing and	2012	$220,000	—	$27,136	$67,760	$8,333	$323,229
Corporate Communications	2011	$29,167	—	$93,149	$5,500	$—	$127,816

(1)
Option Awards for 2013 represent the aggregate grant date fair value of stock option awards for each individual computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 14 to our 2013 Consolidated Financial Statements and Note 12 to our 2012 and 2011 Consolidated Financial Statements included in our Annual Reports on Form 10-K for the years ended December 31, 2013, 2012 and 2011, respectively. See the "Grants of Plan-Based Awards" table below for more information regarding stock awards granted in 2013.

(2)
2013 Non-Equity Incentive Plan Compensation represents bonus amounts paid in March 2014 based on the Compensation Committee's review of corporate and individual performance for fiscal 2013 pursuant to the Company's executive cash incentive performance bonus program.

(3)
Other Compensation for 2013 represents the value of the Company's Common Stock contributed to the Company's 401(k) plan as a matching contribution. In Mr. Eno's case, Other Compensation for 2013 also includes $122,050 paid to him pursuant to his employment contract upon the termination of his employment in 2014.

 GRANTS OF PLAN-BASED AWARDS

        The following table presents information on all grants of plan-based awards to our named executive officers for the year ended December 31, 2013.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)
							Grant Date Fair Value of Stock and Option Awards(3)
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)
Richard P. Eno		—	$210,000	$450,000
	5/20/13				100,000	$1.69	$119,300
Joseph D. Hill		—	$132,000	$264,000
	5/30/13				50,000	$1.69	$59,650
Johan van Walsem		—	$206,500	$442,500
	5/30/13				70,000	$1.69	$83,510
	7/22/13				100,000	$1.48	$105,630
Oliver P. Peoples		—	$168,000	$360,000
	5/30/13				70,000	$1.69	$83,510
Lynne H. Brum		—	$88,000	$176,000
	5/30/13				40,000	$1.69	$47,720

(1)
Estimated Future Payouts Under Non-Equity Incentive Plan Awards represent the bonus range in effect at December 31, 2013 under the executive bonus program for bonus awards that could be earned by named executive officers for performance during 2013. For Mr. Eno, Dr. Peoples and Mr. van Walsem the bonus range was 0% to 150% of base salary, with a target bonus of 70% of base salary, for Mr. Hill the bonus range was 0% to 120% of base salary, with a target bonus of 60% of base salary, and for Ms. Brum the bonus range was 0% to 80% of base salary, with a target bonus of 40% of base salary, in each case depending on Company and individual performance.

(2)
Subject to the terms of the 2006 Stock Option and Incentive Plan and the option agreements issued in connection with these grants, these stock options have a term of ten years and vest in sixteen equal quarterly installments over a period of four years from the date of grant.

(3)
Represents the aggregate grant date fair value of stock option awards for each individual computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 14 to our 2013 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. All stock options were issued under the Company's 2006 Stock Option and Incentive Plan and were granted with an exercise price per share equal to the fair market value of our Common Stock on the date of grant.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

        The following table summarizes stock option awards held by our named executive officers at December 31, 2013:

Name	Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price($)	Option Expiration Date
Richard P. Eno	3/17/08	100,000	—		—	$10.08	3/17/18
	9/17/08	50,000	—		—	$9.20	9/17/18
	3/17/09	46,875	3,125		—	$6.86	3/17/19
	5/28/09	52,500	7,500		—	$6.93	5/28/19
	5/27/10	40,625	24,375		—	$14.49	5/27/20
	5/19/11	24,375	40,625		—	$7.25	5/19/21
	2/1/12	33,750	146,250		—	$2.66	2/1/22
	9/18/12	15,625	109,375	(2)	—	$1.55	9/18/22
	05/30/13	12,500	87,500		—	$1.69	5/30/23
Joseph D. Hill	4/8/08	50,000	—		—	$11.75	4/8/18
	10/8/08	25,000	—		—	$8.05	10/8/18
	5/28/09	26,250	3,750		—	$6.93	5/28/19
	5/27/10	21,875	13,125		—	$14.49	5/27/20
	5/19/11	13,125	21,875		—	$7.25	5/19/21
	2/1/12	9,375	40,625		—	$2.66	2/1/22
	9/18/12	7,500	52,500	(2)	—	$1.55	9/18/22
	05/30/13	6,250	43,750		—	$1.69	5/30/23
Johan van Walsem	8/21/09	40,625	9,375		—	$10.54	8/21/19
	5/27/10	28,125	16,875		—	$14.49	5/27/20
	5/19/11	16,875	28,125		—	$7.25	5/19/21
	2/1/12	16,875	73,125		—	$2.66	2/1/22
	9/18/12	15,625	109,375	(2)	—	$1.55	9/18/22
	05/30/13	8,750	61,250		—	$1.69	5/30/23
	07/22/13	6,250	93,750		—	$1.48	7/22/23
Oliver P. Peoples	3/3/03	32,692	—		—	$3.30	3/3/13
	7/9/03	8,173	—		—	$3.30	7/9/13
	3/2/04	24,519	—		—	$1.65	3/2/14
	9/20/05	117,691	—		—	$1.65	9/20/15
	5/17/07	40,000	—		—	$23.99	5/17/17
	3/5/08	40,000	—		—	$15.00	3/5/18
	5/28/09	35,000	5,000		—	$6.93	5/28/19
	5/27/10	28,125	16,875		—	$14.49	5/27/20
	5/19/11	16,875	28,125		—	$7.25	5/19/21
	2/1/12	16,875	73,125		—	$2.66	2/1/22
	9/18/12	15,625	109,375	(2)	—	$1.55	9/18/22
	05/30/13	8,750	61,250		—	$1.69	5/30/23
Lynne H. Brum	11/17/11	17,500	17,500		—	$4.13	11/17/21
	05/31/12	7,500	12,500		—	$2.00	5/31/22
	05/30/13	5,000	35,000		—	$1.69	5/30/23

(1)
All stock options vest in equal quarterly installments over a period of four years from the grant date, except as indicated below.

(2)
Vests in equal quarterly installments over a period of two years from the grant date.

 OPTION EXERCISES AND STOCK VESTED, PENSION BENEFITS,
AND NONQUALIFIED DEFERRED COMPENSATION

        During 2013 no named executive officers exercised stock options, and there were no stock awards held by named executive officers that became vested during 2013. The Company does not maintain any tax-qualified or nonqualified defined benefit pension plans or any nonqualified deferred compensation plans in which any of the named executive officers participate. Accordingly, the Option Exercise and Stock Vested table otherwise required by Item 402(g) of Regulation S-K, the Pension Benefits table otherwise required by Item 402(h) of Regulation S-K and the Nonqualified Deferred Compensation table otherwise required by Item 402(i) of Regulation S-K have each been omitted.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

        The following table sets forth estimated potential payments we would be required to make to each of our named executive officers who had an employment agreement in effect on December 31, 2013, upon termination of employment or change in control of the Company. The table assumes that the triggering event occurred on December 31, 2013, and uses a share price of $1.26, the closing price of our Common Stock on December 31, 2013.

Name	Benefit	Involuntary Termination Without Cause or Voluntary Termination for Good Reason(1)	Termination After Change of Control(1)
Richard P. Eno	Salary(2)	$300,000	$300,000
	Bonus	$122,050	$122,050
	COBRA Premiums(3)	$18,166	$18,166
	Equity Acceleration(4)	$—	$—
	Tax Gross-up	$—	$—

	Total Termination Benefits	$440,216	$440,216

Joseph D. Hill	Salary(2)	$220,000	$220,000
	COBRA Premiums(3)	$18,166	$18,166
	Equity Acceleration(4)	$—	$—
	Tax Gross-up	$—	$—

	Total Termination Benefits	$238,166	$238,166

Johan van Walsem	Salary(2)	$265,000	$265,000
	COBRA Premiums(3)	$18,166	$18,166
	Equity Acceleration(4)	$—	$—

	Total Termination Benefits(5)	$283,166	$283,166

Oliver P. Peoples	Salary(2)	$480,000	$480,000
	Bonus	$168,000	$168,000
	COBRA Premiums(3)	$36,333	$36,333
	Equity Acceleration(4)	$—	$—

	Total Termination Benefits(5)	$684,333	$684,333

Lynne H. Brum	Salary(2)	$220,000	$220,000
	COBRA Premiums(3)	$18,166	$18,166
	Equity Acceleration(4)	$—	$—

	Total Termination Benefits(5)	$238,166	$238,166

(1)
As defined in the applicable executive employment agreement.

(2)
Salary continuation would be paid to Mr. Eno, Mr. Hill, Mr. van Walsem and Ms. Brum over a 12-month period in accordance with the Company's normal payroll procedures. Dr. Peoples would receive a lump-sum payment equal to 24 months' base salary.

(3)
Estimated cost based on the Company's cost of COBRA premiums at December 31, 2013.

(4)
The Company's share price was below the strike price of all outstanding stock options held by the named executive officers on December 31, 2013, and so there would have been no equity acceleration benefits at that date.

(5)
The total termination benefits payable to Dr. Peoples, Mr. van Walsem and Ms. Brum are subject to reduction under certain circumstances in the event such payments would trigger an excise tax under Section 4999 of the Code.

Executive Employment Agreements

        The Company had an employment agreement with Richard P. Eno, the Company's former chief executive officer. Mr. Eno's employment with the Company ended on January 31, 2014. Under the agreement, upon termination of Mr. Eno's employment without cause (as defined in the agreement), and upon signing a general release, Mr. Eno became entitled to severance of 12 months base salary and payment of COBRA premiums and an amount equal to the average of the bonuses for the previous two calendar years. The agreement also provided that if there is a change of control, as defined in the employment agreement, within 6 months immediately following his separation date, then in addition to the severance benefits, the vesting of all his unvested equity will be accelerated. If any portion of the severance payments, benefits and vesting constitutes an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code, the Company will make an additional gross-up payment of up to $500,000 that, after reduction for all taxes with respect to such gross-up payment, equals the excise tax with respect to the excess parachute payments. In connection with the termination of Mr. Eno's services as CEO, under the terms of his employment contract with the Company as described above Mr. Eno receives 12 months base salary (a total of $300,000), payable over a 12-month period commencing February 1, 2014, payment of 12 months of COBRA premiums, and an amount equal to the average of his bonuses for the previous two calendar years ($122,050).

        The Company has an employment agreement with Joseph D. Hill, chief financial officer, expiring on April 8, 2015. The agreement will automatically renew from year to year unless either party gives written notice of non-renewal. Under the agreement Mr. Hill receives a base salary of $220,000 per year. The agreement provides that Mr. Hill is eligible to receive a performance bonus of up to 120% of his base salary, depending on the Compensation Committee's assessment of achievement of individual and Company goals, with a target of 60% of base salary if performance goals are met. If during the term of the agreement Mr. Hill's employment is terminated without cause or he terminates his employment for good reason (as defined in the agreement), Mr. Hill will be entitled to severance of 12 months base salary continuation and payment of COBRA premiums, provided that he signs and does not revoke a general release. Mr. Hill will also be entitled to severance of 12 months base salary continuation and payment of COBRA premiums if the agreement is not renewed by the Company, unless Mr. Hill's employment continues after such expiration. The agreement also provides that if Mr. Hill's employment is terminated after a change of control of the Company, then in addition to the severance benefit, the vesting of all unvested equity will be accelerated. If any portion of the severance payments, benefits and vesting constitutes an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code, the Company will make an additional gross-up payment of up to $250,000 that, after reduction for all taxes with respect to such gross-up payment, equals the excise tax with respect to the excess parachute payments.

        The Company has an employment agreement with Oliver P. Peoples, chief scientific officer. Under his employment agreement Dr. Peoples is entitled to a base salary of not less than $200,000. The

Compensation Committee has set Dr. Peoples' base salary at $240,000. The agreement also provides that Dr. Peoples will be eligible to receive annual bonuses under a bonus scheme to be established by the Company, based on individual and Company performance. Under the Company's incentive program, Dr. Peoples is eligible to receive a performance bonus of up to 150% of his base salary, depending on the Compensation Committee's assessment of achievement of individual and Company goals, with a target of 70% of base salary if performance goals are met. Pursuant to the terms of Dr. Peoples' agreement, if the Company terminates Dr. Peoples' employment without "cause" or if Dr. Peoples terminates his employment for "good reason" (each, as defined in the agreement), he will be entitled to a lump-sum cash payment equal to 24 months' base salary and a pro rata portion of the target bonus for the year in which termination occurs, plus payment of COBRA premiums for 24 months. If the Company terminates Dr. Peoples' employment without cause or if Dr. Peoples terminates his employment for "good reason" within the twenty-four month period immediately following, or the two month period immediately prior to, a "change of control" (as defined in the agreement), in addition to any accrued obligations, and subject to certain conditions, Dr. Peoples will receive: (i) a lump-sum cash payment equal to two times the sum of his then-current base salary plus 50% of his then-current target bonus, (ii) payment of COBRA premiums for 24 months, and (iii) full vesting of his stock options. To the extent Dr. Peoples would be subject to tax under Section 4999 of the Internal Revenue Code as a result of company payments and benefits, the payments and benefits will be reduced if the reduction would maximize his total after-tax payments.

        The Company has an employment agreement with Johan van Walsem, chief operating officer, expiring on August 17, 2014. The agreement will automatically renew from year to year unless either party gives written notice of non-renewal. Mr. van Walsem's base salary under his employment agreement was increased to $295,000 in 2013. The agreement provides that Mr. van Walsem is eligible to receive a performance bonus of up to 150% of his base salary, depending on the Compensation Committee's assessment of achievement of individual and Company goals, with a target of 70% of base salary if performance goals are met. Pursuant to the terms of the agreement with Mr. van Walsem, if the Company terminates Mr. van Walsem's employment without "cause" or if he terminates his employment for "good reason" (each, as defined in the agreement), in addition to any accrued obligations, and contingent on the executive's provision of a timely and complete release of claims against the Company, for the period of twelve months following the termination he will be entitled to continuation of his base salary and payment of COBRA premiums. If the Company terminates Mr. van Walsem's employment without cause or if the executive terminates his employment for "good reason" within the 12-month period immediately following, or the 6-month period immediately prior to, a "change of control" (as defined in the agreement), in addition to any accrued obligations and subject to certain conditions: (i) for a period of twelve months following the termination, the Company will continue Mr. van Walsem's base salary and payment of COBRA premiums, and (ii) all of Mr. van Walsem's stock options will be accelerated, subject to certain conditions. To the extent Mr. van Walsem would be subject to tax under Section 4999 of the Internal Revenue Code as a result of company payments and benefits, the payments and benefits will be reduced if the reduction would maximize his total after-tax payments.

        The Company has an employment agreement with Lynne H. Brum, vice president, marketing and corporate communications. The agreement may be terminated without cause by either party upon 30 days prior written notice. Under the agreement Ms. Brum receives an initial base salary of $220,000 per year. The agreement provides that Ms. Brum is eligible to receive a performance bonus of up to 80% of her base salary, depending on the Compensation Committee's assessment of achievement of individual and Company goals, with a target of 40% of base salary if performance goals are met. Pursuant to the terms of the agreement with Ms. Brum, if the Company terminates Ms. Brum's employment without "cause" or if she terminates her employment for "good reason" (each, as defined in the agreement), in addition to any accrued obligations, and contingent on the executive's provision of a timely and complete release of claims against the Company, for the period of twelve months following the termination she will be entitled to continuation of her base salary and payment of COBRA premiums. If the Company terminates Ms. Brum's employment without cause or if she terminates her employment for "good reason" within the 12-month period immediately following, or the 6-month period immediately prior to, a "change of control" (as defined in the agreement), in addition to any accrued obligations and subject to certain conditions: (i) for a period of twelve months following the termination, the Company will continue Ms. Brum's base salary and payment of COBRA premiums, and (ii) all of Ms. Brum's stock options will be accelerated, subject to certain conditions. To the extent Ms. Brum would be subject to tax under Section 4999 of the Internal Revenue Code as a result of company payments and benefits, the payments and benefits will be reduced if the reduction would maximize her total after-tax payments.

        Joseph Shaulson became chief executive officer of the Company on January 2, 2014. His employment contract will expire on January 2, 2017. The agreement will automatically renew from year to year unless either party gives written notice of non-renewal. Under the agreement, Mr. Shaulson will receive the following compensation in connection with his service as the president and CEO: an annual base salary of $350,000, subject to increase to $425,000 if the Company achieves certain revenue targets, and an annual cash bonus of up to 140% of base salary with a target bonus of no less than 70% of base salary, subject to the achievement of performance goals and subject to the right to convert the 2014 bonus, if any, into equity at a designated rate. In addition, Mr. Shaulson was awarded nonqualified options to purchase 1,150,000 shares of the Company's common stock with an exercise price equal to the closing price of the Company's common stock on December 19, 2013 and with a 10-year term and a four-year vesting schedule (subject to continued vesting upon termination without cause and other employment termination events); and 600,000 restricted stock units of the Company's common stock that vest in various percentages over three years (subject to continued vesting upon termination without cause and other employment termination events) once certain Company stock price and/or revenue based targets are achieved, if ever. The targets that will trigger vesting of the RSUs are challenging milestones, based upon (A) the Company's stock attaining certain price levels which would be more than double the Company's stock price when Mr. Shaulson joined the Company, and (B) establishing a supply chain and securing contracts representing $25 million of annual revenue. Mr. Shaulson also agreed to purchase 250,000 shares of the Company's common stock at a price 10% below the closing price of the Company's common stock on December 19, 2013 (subject to a one-year holding period). In January 2014 Mr. Shaulson purchased the shares for an aggregate price of $300,000.

        If during the term of the agreement Mr. Shaulson's employment is terminated without cause or he terminates his employment for good reason (as defined in the agreement), Mr. Shaulson will be entitled to severance of 1.7 times his base salary, provided that he signs and does not revoke a general release. The agreement also provides that if Mr. Shaulson's employment is terminated after a change of control of the Company, then the vesting of all unvested equity will be accelerated, and he will receive a lump sum payment equal to two times the sum of (A) his then current base salary plus (B) either the average of the bonsues received by him (if any) for the two immediately preceding fiscal years, or, if the second year bonus has not yet been determined, his target bonus of 70% of base salary. If any portion of the severance payments, benefits and vesting constitutes an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code, the Company will make an additional gross-up payment of up to $500,000 that, after reduction for all taxes with respect to such gross-up payment, equals the excise tax with respect to the excess parachute payments.

        Each of our named executive officers has signed an employee noncompetition, nondisclosure and inventions agreement. These agreements include a provision prohibiting the executive, during his employment by us and for a period of two years thereafter, from engaging in certain business activities which are directly or indirectly in competition with the products or services being developed, manufactured, marketed, distributed, planned, sold or otherwise provided by us or which are in any way directly or indirectly detrimental to our business. Mr. Shaulson signed an employee noncompetition, nondisclosure and inventions agreement which prohibits him, during his employment by us and for a period of one year thereafter, from engaging in certain business activities which are directly or indirectly in competition with the products or services being developed, manufactured, marketed, distributed, planned, sold by the Company during the term of his employment.

DIRECTOR COMPENSATION

Compensation of Directors

        Under the Company's policy for compensation of non-employee directors, each non-employee member of our Board of Directors receives an annual retainer of $30,000. In addition, the chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are entitled to an additional annual retainer of $15,000, $10,000 and $10,000, respectively. Each non-employee director serving as a member but not chair of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receives an annual retainer of $5,000.

        Under the 2006 Stock Option and Incentive Plan, each non-employee director is granted a fully vested nonqualified stock option to acquire 20,000 shares of stock when first elected to serve as a director. In addition, after each annual meeting of stockholders each non-employee director is automatically granted a non-qualified stock option to acquire 10,000 shares of stock, and the non-employee Chairman of the Board is granted a stock option to acquire an additional 15,000 shares of stock, each of which vests one year after the date of grant. All of these non-employee director stock options have an exercise price equal to the fair market value of the stock on the date the stock option is granted.

        The following table summarizes the compensation earned by our non-employee directors in 2013:

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Peter N. Kellogg	$35,000	$11,007	$46,007
Jay Kouba, Ph.D.(3)	$40,000	$27,518	$67,518
Stephen J. Large(3)	$26,250	$11,007	$37,257
Celeste Beeks Mastin	$40,000	$11,007	$51,007
Joseph Shaulson(4)	—	$1,112,510	$1,112,510
Anthony J. Sinskey, Sc.D.	$45,000	$11,007	$56,007
Matthew Strobeck, Ph.D.	$35,000	$11,007	$46,007
Robert L. Van Nostrand	$45,000	$11,007	$56,007
Barbara H. Wells, Ph.D.(3)	$35,000	$11,007	$46,007

(1)
Represents fees for the year 2013. All such fees were paid during 2013.

(2)
Represents the aggregate grant date fair value of stock option awards for each individual computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 14 to our 2013 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. All stock options, except those granted to Mr. Shaulson, were issued under the Company's 2006 Stock Option and Incentive Plan and were granted with an exercise price per share equal to the fair market value of our Common Stock on the date of grant.

(3)
Mr. Large resigned from the Board on September 27, 2013. Dr. Kouba and Dr. Wells resigned from the Board effective January 2, 2014.

(4)
The Company's Board of Directors granted on December 19, 2013, a stock option for the purchase of 1,150,000 shares of common stock to Joseph Shaulson in connection with his agreement to serve as a member of the Company's Board on that date and as an inducement for him to accept employment with the Company as its President and Chief Executive Officer starting in January 2014. The option has an exercise price equal to the fair market value of the Company's common stock at the date of grant, and it has a four-year vesting schedule in which 25%, 25% and 50% of the option vests on the 2nd , 3rd and 4th anniversary dates, respectively, of Mr. Shaulson commencing employment.

        As of December 31, 2013, non-employee directors had outstanding stock options as follows:

Name	Stock Options Outstanding
Peter N. Kellogg	90,000
Jay Kouba, Ph.D.	273,312
Celeste Beeks Mastin	40,000
Anthony J. Sinskey, Sc.D.	90,000
Matthew Strobeck, Ph.D.	40,000
Robert L. Van Nostrand	90,000
Barbara H. Wells, Ph.D.	40,000

Securities Authorized for Issuance under Equity Compensation Plans

        The following table provides information about the Common Stock that may be issued upon the exercise of options, warrants and rights under all the Company's existing equity compensation plans as of December 31, 2013.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders(1)	6,201,429	$5.6839	2,292,970

(1)
Consists of the 1995 Stock Plan, 2005 Stock Plan and the 2006 Stock Option and Incentive Plan. For a description of the 2006 Stock Option and Incentive Plan see Note 14 to our 2013 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. Does not include the stock option for the purchase of 1,150,000 shares granted to Joseph Shaulson on December 19, 2013, which was not granted under any of the Company's stock plans.

 CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

        The charter of the Nominating and Corporate Governance Committee provides that the committee shall conduct an appropriate review of all related party transactions (including those required to be disclosed pursuant to Item 404 of Regulation S-K) for potential conflict of interest situations on an ongoing basis, and the approval of that committee shall be required for all such transactions.

        Also, under the Company's Code of Business Conduct, any transaction or relationship that reasonably could be expected to give rise to a conflict of interest involving an employee must be reported promptly to the Company's General Counsel, who has been designated as the Company's Compliance Officer. The Compliance Officer may notify the Board of Directors or a committee thereof as she deems appropriate. Actual or potential conflicts of interest involving a director, executive officer or the Compliance Officer must be disclosed directly to the Chairman of the Board of Directors.

        All of the transactions set forth below were approved by a majority of the Board of Directors, including a majority of the independent and disinterested members of the Board of Directors, or, in the case of executive employment agreements, by a majority of the members of the Compensation Committee, all of whom are independent directors. The Company believes that it has executed all of the transactions set forth below on terms no less favorable to us than could have been obtained from unaffiliated third parties.

        The Company has employment agreements with Mr. Shaulson, Mr. Hill, Dr. Peoples, Mr. van Walsem, and Ms. Brum, and a severance agreement with Sarah P. Cecil, our general counsel. The Company also had an employment agreement with Mr. Eno, our former CEO. For more information regarding agreements with the named executive officers, see "Executive Employment Agreements."

        The Company has entered into indemnification agreements with each of its executive officers and directors, providing for indemnification against expenses and liabilities reasonably incurred in connection with their service on the Company's behalf.

        Metabolix has agreements with Tepha, Inc. ("Tepha") to sublicense certain technology to Tepha. Dr. Sinskey and Dr. Strobeck, members of our Board of Directors, serve on the board of directors of Tepha, Dr. Peoples, Dr. Sinskey, Dr Strobeck and Mr. Van Nostrand are stockholders of Tepha, and Metabolix owns 648,149 shares of Tepha's Series A redeemable convertible preferred stock. The agreements with Tepha contain provisions for sublicense maintenance fees to be paid to Metabolix and for product-related milestone payments. Under the agreements, Metabolix also receives royalties on net sales of licensed products and sublicensing revenues received by Tepha, subject to a minimum payment each year. Metabolix recognized license and royalty revenues of approximately $199,000 from Tepha for the year ended December 31, 2013. The Company believes that the terms of the agreements with Tepha are no less favorable to us than license agreements that might be entered into with an independent third party.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee for the last fiscal year consisted of Mr. Van Nostrand, Chairman, Mr. Kellogg and Dr. Strobeck. The Audit Committee has the responsibility and authority described in the Metabolix Audit Committee Charter, which has been approved by the Board of Directors. A copy of the Audit Committee Charter is available on our website at http://www.metabolix.com under "Investor Relations—Corporate Governance—Essential Governance Documents." The Board of Directors has determined that the members of the Audit Committee meet the independence requirements set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, and the applicable rules of the NASDAQ Stock Market, and that Mr. Van Nostrand and Mr. Kellogg each qualify as an "Audit Committee financial expert" under the rules of the SEC. The Audit Committee oversees the accounting and financial reporting processes of the Company and its subsidiaries and the audits of the financial statements of the Company. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.

        In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with both the management of the Company and PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm, the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, including a discussion of the acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed the Company's quarterly financial statements for the first three fiscal quarters during the fiscal year ended December 31, 2013 and discussed them with both the management of the Company and PricewaterhouseCoopers LLP prior to including such interim financial statements in the Company's quarterly reports on Form 10-Q and its other filings with the SEC.

        The Audit Committee reviewed with PricewaterhouseCoopers LLP their judgments as to the application of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received from PricewaterhouseCoopers LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP's communications with the Audit Committee concerning independence, has discussed with PricewaterhouseCoopers LLP their independence from management and the Company, and has considered the compatibility with PricewaterhouseCoopers LLP's independence as auditors of any non-audit services performed for the Company by PricewaterhouseCoopers LLP.

        The Audit Committee discussed with PricewaterhouseCoopers LLP the overall scope and plans for their audit. The Audit Committee met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examinations and their evaluations of the Company's financial reporting.

        The Audit Committee has also evaluated the performance of PricewaterhouseCoopers LLP, including, among other things, the amount of fees paid to PricewaterhouseCoopers LLP for audit and non-audit services during the fiscal year ended December 31, 2013. Information about PricewaterhouseCoopers LLP's fees for the fiscal year ended December 31, 2013 is discussed below in this Proxy Statement under "Independent Registered Public Accountants."

        The Audit Committee met four times during fiscal year 2013. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013 and filed with the SEC, and the Board of Directors approved such inclusion.

                      Respectfully submitted by the Audit Committee,
                      Robert L. Van Nostrand, Chairman
                      Peter N. Kellogg
                      Matthew Strobeck, Ph.D.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        The Audit Committee of the Board of Directors selected the firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, to serve as independent auditors for the fiscal year ended December 31, 2013. PricewaterhouseCoopers LLP has served as the Company's independent auditors for at least the past ten years. In accordance with related requirements, PricewaterhouseCoopers LLP periodically changes certain personnel who work on the audit of the Company.

Fees

        The following sets forth the aggregate fees billed by PricewaterhouseCoopers LLP to the Company during the years ended December 31, 2013 and 2012:

  Audit Fees

          Fees related to audit services were approximately $550,350 for the year ended December 31, 2013 and $576,900 for the year ended December 31, 2012. These fees relate to the audits of the Company's financial statements for the years ended December 31, 2013 and 2012, quarterly review procedures on the Company's financial statements during the years ended December 31, 2013 and 2012, and consents in connection with benefit plan registration statements.

  Audit Related Fees

          There were audit related fees of $3,500 and $0 for the years ended December 31, 2013 and 2012, respectively.

  Tax Fees

          PricewaterhouseCoopers LLP billed no fees for tax services for the fiscal years ended December 31, 2013 and 2012.

  All Other Fees

          PricewaterhouseCoopers LLP billed $1,800 for the years ended December 31, 2013 and 2012, for the Company's license of PricewaterhouseCoopers LLP's accounting research tool.

Pre-Approval Policy of the Audit Committee

        All of the services performed by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2013 and 2012 were pre-approved in accordance with the pre-approval policy set forth in the Audit Committee Charter. The Audit Committee pre-approves all audit services and permitted non-audit services performed or proposed to be undertaken by the independent registered public accounting firm (including the fees and terms thereof), except where such services are determined to be de minimis under the Exchange Act, giving particular attention to the relationship between the types of services provided and the independent registered public accounting firm's independence.

 PROPOSAL NO. 2
ADVISORY NON-BINDING VOTE TO APPROVE THE COMPENSATION
OF NAMED EXECUTIVE OFFICERS

        We are asking our stockholders to provide advisory approval of the compensation of our named executive officers, as described in the "Executive Compensation" section of this proxy statement. This vote, commonly referred to as "say-on-pay," is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers.

        As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by the Company, the Board of Directors or the Compensation Committee, nor will it create any obligation on the part of the Company, the Board of Directors or the Compensation Committee. However, our Compensation Committee and Board of Directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

        We believe that, overall, total compensation for our executives is competitive with the market and reinforces our compensation philosophy of incenting long-term value creation. As a company in a high growth business environment, we place significant emphasis on performance-based compensation programs, which make payments when certain Company and individual goals are achieved, and equity incentives, which increase in value as stockholder value is created. We award our executives compensation as recognition for how well they perform as a team in achieving our business goals, as well as their achievement of their individual goals. We urge you to read the "Executive Compensation" section of this proxy statement, including the Compensation Discussion and Analysis and the related compensation tables and narrative, for the details of our compensation program, including the 2013 compensation of our named executive officers.

        For the reasons stated above, we are requesting your approval of the following resolution:

    "RESOLVED, that the Company's stockholders hereby approve, on a non-binding advisory basis, the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, as set forth in the proxy statement for the 2014 Annual Meeting."

Recommendation of the Board

        The Board of Directors unanimously recommends that you vote "FOR" the non-binding advisory approval of the compensation of our named executive officers.

 PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        Our Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. Our Audit Committee expects to appoint PricewaterhouseCoopers LLP to perform the independent audit, review and attestation services with respect to our financial statements for the fiscal year ending December 31, 2014. Although shareholder approval of the selection of PricewaterhouseCoopers LLP is not required by law, our Board of Directors believes that it is advisable to give shareholders an opportunity to ratify this selection.

        If this proposal is not approved at the Annual Meeting, our Audit Committee will reconsider the selection of PricewaterhouseCoopers LLP for the ensuing fiscal year, but may determine that continued retention of PricewaterhouseCoopers LLP is in our Company's and our stockholders' best interests. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our Company's and our stockholders' best interests.

        We expect representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Recommendation of the Board

        The Board of Directors unanimously recommends that you vote "FOR" ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014.

 OTHER MATTERS

        The Board of Directors knows of no other matters to be brought before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

        Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the Company's proxy statement and form of proxy for its 2015 annual meeting must be received by Metabolix on or before December 22, 2014 in order to be considered for inclusion in its proxy statement and form of proxy. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to our principal executive offices: Metabolix, Inc., 21 Erie Street, Cambridge, Massachusetts 02139, Attention: Secretary.

        Stockholder proposals to be presented at the Company's 2015 annual meeting, other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the Company's proxy statement and form of proxy for its 2015 annual meeting, must be received in writing at our principal executive office not earlier than January 20, 2015, nor later than February 19, 2015, unless our 2015 annual meeting of stockholders is scheduled to take place before April 20, 2015 or after July 19, 2015. Our By-Laws state that the stockholder must provide timely written notice of such nomination or proposal as well as be present at such meeting, either in person or by a representative. A stockholders' notice shall be timely received by Metabolix at its principal executive office not less than ninety

(90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting (the "Anniversary Date"); provided, however, that in the event the annual meeting is scheduled to be held on a date more than thirty (30) days before the Anniversary Date or more than sixty (60) days after the Anniversary Date, a stockholder's notice shall be timely if received by Metabolix at its principal executive office not later than the close of business on the later of (a) the ninetieth (90th) day prior to the scheduled date of such annual meeting or (b) the tenth (10th) day following the day on which public announcement of the date of such annual meeting is first made by Metabolix. Any such proposal should be mailed to: Metabolix, Inc., 21 Erie Street, Cambridge, Massachusetts 02139, Attention: Secretary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Such persons are required by regulations of the SEC to furnish us with copies of all such filings. Based on our review of the copies of such filings received by us with respect to the fiscal year ended December 31, 2013, we believe that all required persons complied with all Section 16(a) filing requirements.

EXPENSES AND SOLICITATION

        The cost of solicitation of proxies will be borne by the Company and, in addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone or e-mail following the original solicitation. If Metabolix does retain a proxy solicitation firm, Metabolix would pay such firm's customary fees and expenses, which fees would be expected not to exceed $10,000 plus expenses.

HOUSEHOLDING OF PROXY MATERIALS

        Our 2013 Annual Report, including audited financial statements for the fiscal year ended December 31, 2013, is being mailed to you along with this proxy statement. In order to reduce printing and postage costs, the Company has undertaken an effort to deliver only one Annual Report and one proxy statement to multiple shareholders sharing an address. This delivery method, called "householding," is being used unless the Company has received contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one proxy statement, the Company will deliver promptly a separate copy of the Annual Report and the proxy statement to any shareholder who sends a written request to Metabolix, Inc., 21 Erie Street, Cambridge, Massachusetts 02139, Attention: Secretary, or makes an oral request to Investor Relations at (617) 583-1700. If your household is receiving multiple copies of the Company's Annual Report or proxy statement and you wish to request delivery of a single copy, you may send a written request to Metabolix, Inc., 21 Erie Street, Cambridge, Massachusetts 02139, Attention: Secretary.

0 14475 METABOLIX, INC. ANNUAL MEETING OF STOCKHOLDERS May 20, 2014 9:30 a.m. Eastern Time Exchange Place 53 State Street Boston, MA 02109 THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 20, 2014. The undersigned hereby constitutes and appoints JOSEPH SHAULSON and JOSEPH D. HILL, and each of them acting in the absence of the other with full power of substitution, the true and lawful attorneys and proxies of the undersigned, to attend the Annual Meeting of the Stockholders of METABOLIX, INC. (the "Company"), to be held at the offices of Goodwin Procter LLP at Exchange Place, 53 State Street, Boston, MA 02109, on May 20, 2014, at 9:30 a.m. Eastern time, and any adjournments or postponements thereof, and to vote all shares of the Company's common stock outstanding in the name of the undersigned on the matters set forth on the reverse side and upon any other matters that may come properly before the meeting or any adjournments or postponements thereof, with all the powers the undersigned would possess if personally present at the meeting, as follows: See reverse for voting instructions.

ANNUAL MEETING OF STOCKHOLDERS OF METABOLIX, INC. May 20, 2014 Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The proxy statement and annual report to shareholders are available at http://ir.metabolix.com/index.cfm. Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of two Class II Directors: O Oliver P. Peoples O Joseph Shaulson 2. Say on Pay - Advisory non-binding vote on the approval of named executive officer compensation: 3. Ratification of the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for the year ending December 31, 2014: THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR BOTH NOMINATED CLASS II DIRECTORS; FOR PROPOSAL 2; AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING, OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. VOTE BY MAIL Mark, sign, and date your proxy card. Return it in the postage-paid envelope we have provided or return it to Metabolix, Inc., c/o American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 10219. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. --------------- ---------------- 20230300000000000000 4 052014 FOR AGAINST ABSTAIN GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

QuickLinks

VOTING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1 ELECTION OF DIRECTORS Nominees
DIRECTORS AND EXECUTIVE OFFICERS
BIOGRAPHICAL INFORMATION
CORPORATE GOVERNANCE AND BOARD MATTERS
THE BOARD OF DIRECTORS AND ITS COMMITTEES
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED, PENSION BENEFITS, AND NONQUALIFIED DEFERRED COMPENSATION
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
DIRECTOR COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
PROPOSAL NO. 2 ADVISORY NON-BINDING VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS
PROPOSAL NO. 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXPENSES AND SOLICITATION
HOUSEHOLDING OF PROXY MATERIALS